UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2006

GENEREX BIOTECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-25169	98-0178636
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification
Incorporation)		Number)

33 Harbour Square, Suite 202, Toronto, Ontario Canada	M5J 2G2
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(416) 364-2551

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities.

On September 8, 2006, the Board of Directors of Generex Biotechnology Corporation (the “Company”) accepted the unanimous recommendation of the Company’s Compensation Committee and awarded bonuses to certain of the Company’s executive officers and directors in respect of the Company’s fiscal year ended July 31, 2006. The Board’s action was unanimously approved by all directors present at the meeting, which included all of the independent directors. The bonuses awarded were as follows:

Anna E. Gluskin Chairman of the Board of Directors, President and Chief Executive Officer	$206,125
Rose C. Perri Chief Operating Officer, Chief Financial Officer, Treasurer Secretary and Director	$157,625
Mark Fletcher Executive Vice President and General Counsel	$121,250

The bonuses based on performance reviews are payable, at each recipient’s discretion, in cash, in shares of the Company’s common stock, or a combination thereof, provided that (i) the number of shares, if any, shall be determined based on the average closing price of the Company’s common stock on the Nasdaq Capital Market for the 30 successive trading days ended September 7, 2006 ($1.45) and (ii) in any event, the bonuses must be paid in their entirety on or before October 20, 2006, after which date any unpaid portion will be forfeited. In the event that Ms. Gluskin, Ms. Perri or Mr. Fletcher elects payment of all or any portion of such bonuses in the form of shares of the Company’s common stock and such election is deemed to be a “sale” as that term is defined under Section 2(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”), each such “sale” is exempt from registration under the Securities Act in reliance upon Section 4(2) thereof. Ms. Gluskin, Ms. Perri and Mr. Fletcher, as executive officers and, in the case of Ms. Gluskin and Ms. Perri, directors of the Company, are “accredited investors” as that term is defined in Rule 501(a) of Regulation D. The certificates issued for the shares of common stock will be legended to indicate that they are restricted. The sale, if any, of such shares did not involve the use of underwriters, and no commissions were paid in connection with the issuance or sale, if any, thereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENEREX BIOTECHNOLOGY CORPORATION

Date: September 14, 2006	By:	/s/ Rose C. Perri
Chief Operating Officer and
Chief Financial Officer (principal financial officer)